Exhibit 99.1

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Joseph P. Bergstein, 610-774-5609

PPL Corporation Reports First-Quarter Earnings

•	Per-share regulated utility earnings from ongoing operations up 17 percent from first quarter 2014.
•	Company reaffirms 2015 forecast of regulated utility earnings from ongoing operations.
•	PPL set to complete Supply business spinoff June 1.

ALLENTOWN, Pa. (May 7, 2015) - - PPL Corporation (NYSE: PPL) on Thursday (5/7) announced first-quarter 2015 reported earnings of $647 million, or $0.96 per share, an increase from $316 million, or $0.49 per share, in the first quarter of 2014.

Adjusting for special items, including Supply segment earnings, first-quarter 2015 regulated utility earnings from ongoing operations were $519 million, or $0.77 per share. This compares to regulated utility earnings from ongoing operations (adjusted) of $426 million, or $0.66 per share, in the first quarter of 2014.

“Strong first-quarter earnings at our U.K. regulated segment drove a 17 percent increase in per-share regulated utility earnings from ongoing operations, while our regulated businesses in both Pennsylvania and Kentucky continued to perform well and benefited from ongoing infrastructure investments,” said William H. Spence, PPL chairman, president and Chief Executive Officer.

The company’s first-quarter performance led PPL to reaffirm its 2015 forecast range of $2.05 to $2.25 per share for regulated utility earnings from ongoing operations, with a midpoint of $2.15 per share.

Meanwhile, Spence said PPL continues to move closer to completing the spinoff of its competitive generation business, which will be combined with competitive generation assets of RJS Power Holdings LLC, an affiliate of Riverstone Holdings LLC, to form a new independent power producer named Talen Energy Corporation.

The company recently announced that the transaction will close June 1. PPL has received all of the necessary regulatory approvals to complete the transaction. After the close, PPL will focus on the high-performing, award-winning regulated utilities it owns and operates in Pennsylvania, Kentucky and the United Kingdom.

“Moving forward as a purely regulated utility company, we remain confident in our ability to achieve annual earnings growth of 4 to 6 percent through at least 2017, based on the continued strong performance of our regulated businesses, the rate base growth expected from significant projected infrastructure investment and $75 million in targeted, corporate support cost savings that have been identified as part of our corporate restructuring,” Spence said.

First-Quarter 2015 Earnings Details

PPL’s reported earnings for the first quarter of 2015 included net special item after-tax benefits of $128 million, or $0.19 per share, primarily due to Supply segment earnings and foreign currency-related economic hedges. Reported earnings for the first quarter of 2014 included special item after-tax expenses of $133 million, or $0.20 per share. The 2014 special items included an increase in accrued liability for U.K. line losses and were adjusted to include Supply segment losses.

Reported earnings are calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Regulated utility earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items, including the Supply segment’s earnings. The first quarter of 2014 has also been adjusted to reflect the impact of dissynergies related to the spinoff of PPL Energy Supply. Special items and the dissynergies are fully detailed at the end of this news release.

(Dollars in millions, except for per share amounts)	1st Quarter
	2015	2014	% Change

Reported earnings	$647	$316	105%
Reported earnings per share	$0.96	$0.49	96%

	1st Quarter
	2015	2014 (adjusted)	% Change
Regulated utility earnings from ongoing operations	$519	$426	22%
Regulated utility earnings from ongoing operations per share	$0.77	$0.66	17%

(See the tables at the end of this news release for a reconciliation of reported earnings to regulated utility earnings from ongoing operations.)

First-Quarter Earnings by Segment1

	1st Quarter
Per share	2015	2014 (adjusted)
Regulated Utility earnings from ongoing operations
U.K. Regulated	$0.50	$0.41
Kentucky Regulated	0.16	0.16
Pennsylvania Regulated	0.13	0.13
Corporate and Other[2]	(0.02)	(0.04)
Total	$0.77	$0.66

	2015	2014 (adjusted)
Special items and dissynergy adjustments
Special items (expense) benefit:
U.K. Regulated	$0.06	$(0.09)
Kentucky Regulated	–	–
Pennsylvania Regulated	–	–
Corporate and Other[2]	(0.01)	–
Supply	0.14	(0.11)
Total Special items	0.19	(0.20)
Dissynergy adjustments expense (benefit):
Corporate and Other[2]	–	0.03
Total special items and dissynergy adjustments	$0.19	$(0.17)

	2015	2014
Reported earnings
U.K. Regulated	$0.56	$0.32
Kentucky Regulated	0.16	0.16
Pennsylvania Regulated	0.13	0.13
Corporate and Other[2]	(0.03)	(0.01)
Supply[1]	0.14	(0.11)
Total	$0.96	$0.49

1 Supply earnings from ongoing operations are discussed in a subsequent section of this news release.

2This category primarily includes unallocated corporate-level financing and other costs. For 2014, regulated utility earnings from ongoing operations (adjusted) and special items and dissynergy adjustments reflect the impact of dissynergies related to the spinoff of PPL Energy Supply: Indirect O&M ($0.02) and Interest ($0.01).

(For an itemization of special items and dissynergy adjustments, see the reconciliation tables at the end of this news release.)

Key Factors Impacting Regulated Utility Earnings from Ongoing Operations

U.K. Regulated Segment

PPL’s U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution, serving Southwest and Central England and South Wales.

Regulated utility earnings from ongoing operations in the first quarter of 2015 increased by $0.09 per share compared with a year ago. This increase was primarily due to higher utility revenues driven by an April 1, 2014, price increase, lower depreciation expense, and lower income taxes.

Kentucky Regulated Segment

PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and Kentucky Utilities Company.

Regulated utility earnings from ongoing operations in the first quarter of 2015 were the same as a year ago. This was primarily due to returns on additional environmental capital investments, offset by lower sales volumes and higher income taxes.

Pennsylvania Regulated Segment

PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.

Regulated utility earnings from ongoing operations in the first quarter of 2015 were the same as a year ago. This was primarily due to higher margins from additional transmission capital investments, offset by higher depreciation expense and a benefit recorded in the first quarter of 2014 from a change in estimate of a regulatory liability.

Corporate and Other

PPL’s Corporate and Other category primarily includes unallocated corporate-level financing and other costs.

Corporate and Other improved by $0.02 per share in the first quarter of 2015 compared to the first quarter of 2014 (adjusted). This was primarily due to the benefits of the corporate restructuring.

Forecast of Regulated Utility Earnings from Ongoing Operations

	2015 forecast midpoint	2014 regulated utility earnings from ongoing operations (adjusted)
Per share
U.K. Regulated	$ 1.38	$ 1.37
Kentucky Regulated	0.48	0.47
Pennsylvania Regulated	0.39	0.40
Corporate and Other[1]	(0.10)	(0.21)
Total	$ 2.15	$ 2.03

1 This category primarily includes unallocated corporate-level financing and other costs. For 2014, regulated utility earnings from ongoing operations (adjusted) reflects the full impact of dissynergies related to the spinoff of PPL Energy Supply: Indirect O&M ($0.07), Interest ($0.05) and Depreciation ($0.01).

See the tables at the end of this news release for a reconciliation of reported earnings to 2014 regulated utility earnings from ongoing operations (adjusted).

U.K. Regulated Segment

PPL projects higher segment earnings in 2015 compared with 2014, primarily driven by lower income taxes, lower depreciation expense and effects of foreign currency, partially offset by lower utility revenue as Western Power Distribution transitions to a new eight-year price control period (RIIO-ED1) effective April 1, 2015. The remaining 2015 foreign currency earnings exposure for this segment is 97 percent hedged.

Kentucky Regulated Segment

PPL projects higher segment earnings in 2015 compared with 2014, primarily driven by anticipated electric and gas base rate increases and returns on additional environmental capital investments, partially offset by higher operation and maintenance expense, higher depreciation and higher financing costs.

Pennsylvania Regulated Segment

PPL projects lower segment earnings in 2015 compared with 2014, primarily driven by higher operation and maintenance expense, higher depreciation, higher financing costs, and a benefit recorded in the first quarter of 2014 for a change in estimate of a regulatory liability, partially offset by higher transmission margins and returns on distribution improvement capital investments.

Corporate and Other

PPL projects lower costs in this category in 2015 compared with 2014, primarily driven by the reduction of dissynergies related to the Supply business spinoff through corporate restructuring efforts and lower income taxes.

First-Quarter Earnings for the Supply Segment

Reported earnings are calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Supply earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items. Special items are fully detailed at the end of this news release.

	1st Quarter
	2015	2014
Supply earnings from ongoing operations per share	$0.11	$0.11
Supply special items per share	0.03	(0.22)
Supply reported earnings per share	0.14	(0.11)

(See the tables at the end of the news release for details as to the reconciliation of reported earnings to Supply earnings from ongoing operations.)

Key Factors Impacting the Supply Segment’s Earnings from Ongoing Operations

Supply Segment

PPL’s Supply segment consists primarily of the competitive domestic electricity generation and energy marketing operations of PPL Energy Supply.

Supply earnings from ongoing operations in the first quarter of 2015 remained the same as a year ago despite the benefit from unusually cold weather in the first quarter of 2014. Excluding the weather impact in 2014, the results were higher primarily due to higher energy prices, favorable baseload generation and intermediate and peaking margins, offset by lower capacity prices, full-requirement sales contracts and certain commodity positions.

PPL Corporation (NYSE: PPL), with 2014 revenues of $11.5 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. In June 2014, PPL announced an agreement to combine its competitive generation business with the competitive generation business of Riverstone Holdings LLC to form Talen Energy Corporation, an independent power producer. More information is available at www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about first-quarter 2015 financial results at 8:30 a.m. Eastern time on Thursday, May 7. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s website: www.pplweb.com. The webcast will be available for replay on the PPL website for 30 days. Interested individuals also can access the live conference call via telephone at 866-346-8683. International participants should call 1-412-902-4270.

# # #

“Regulated utility earnings from ongoing operations,” should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with U.S. generally accepted accounting principles (GAAP). PPL believes that “regulated utility earnings from ongoing operations,” although a non-GAAP financial measure, is also useful and meaningful to investors because it provides management’s view of PPL’s earnings as if the anticipated spinoff of PPL Energy Supply was completed. Other companies may use different measures to present financial performance. “Regulated utility earnings from ongoing operations” is adjusted for the impact of special items as described below, which includes the Supply segment’s earnings, as the segment is expected to be disposed of upon completion of the announced spinoff of PPL Energy Supply. “Regulated utility earnings from ongoing operations (adjusted)” for 2014 also reflects, within the Corporate and Other category, the impact of spinoff dissynergies that would remain with PPL after the completion of the anticipated transaction, if left unmitigated. Due to the forward-looking nature of any forecasted regulated utility earnings from ongoing operations for future periods, information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as the company is unable to forecast all special items.

“Regulated utility earnings from ongoing operations” is adjusted for the impact of special items. Special items include:

•	Unrealized gains or losses on foreign currency-related economic hedges.
•	Supply segment earnings.
•	Gains and losses on sales of assets not in the ordinary course of business.
•	Impairment charges.
•	Workforce reduction and other restructuring effects.
•	Acquisition and divestiture-related adjustments.
•	Other charges or credits that are, in management’s view, not reflective of the company’s ongoing operations.

“Supply earnings from ongoing operations” should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with U.S. generally accepted accounting principles (GAAP). PPL believes that “Supply earnings from ongoing operations,” although a non-GAAP financial measure, is also useful and meaningful to investors because it provides management’s view of the Supply segment’s fundamental earnings performance as another criterion in making investment decisions. Other companies may use different measures to present financial performance.

“Supply earnings from ongoing operations” and “earnings from ongoing operations” are adjusted for the impact of special items. Special items related to “Supply earnings from ongoing operations” includes the items stated below, while “earnings from ongoing operations” additionally includes a special item for unrealized gains or losses on foreign currency-related economic hedges.

•	Adjusted energy-related economic activity (as discussed below).
•	Gains and losses on sales of assets not in the ordinary course of business.
•	Impairment charges (including impairments of securities in the company’s nuclear decommissioning trust funds).
•	Workforce reduction and other restructuring effects.
•	Acquisition and divestiture-related adjustments.
•	Other charges or credits that are, in management’s view, not reflective of the company’s ongoing operations.

Adjusted energy-related economic activity includes the changes in fair value of positions used to economically hedge a portion of the economic value of the competitive generation assets, full-requirement sales contracts and retail activities. This economic value is subject to changes in fair value due to market price volatility of the input and output commodities (e.g., fuel and power) prior to the delivery period that was hedged. Adjusted energy-related economic activity also includes the ineffective portion of qualifying cash flow hedges and premium amortization associated with options. This economic activity is deferred and included in earnings from ongoing operations over the delivery period of the item that was hedged or upon realization. Management believes that adjusting for such amounts provides a better matching of earnings from ongoing operations to the actual amounts settled for the Supply segment’s underlying hedged assets. Please refer to the Notes to the Consolidated Financial Statements and MD&A in PPL Corporation’s periodic filings with the Securities and Exchange Commission for additional information on adjusted energy-related economic activity.

Statements contained in this news release, including statements with respect to future earnings, cash flows, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring, including the ability of PPL Corporation to realize all or a significant portion of the anticipated cost savings from the planned corporate restructuring efforts following the Supply business spinoff; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of generating plants and other facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of hurricanes or other severe weather on our business, including any impact on fuel prices; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (a)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$1,335	$1,751
Short-term investments	135	120
Accounts receivable	1,231	1,094
Unbilled revenues	621	735
Fuel, materials and supplies	687	836
Price risk management assets - current	1,119	1,158
Other current assets	571	465
Investments	999	985
Property, Plant and Equipment
Regulated utility plant	30,852	30,568
Less: Accumulated depreciation - regulated utility plant	5,413	5,361
Regulated utility plant, net	25,439	25,207
Non-regulated property, plant and equipment	12,951	12,819
Less: Accumulated depreciation - non-regulated property, plant and equipment	6,516	6,404
Non-regulated property, plant and equipment, net	6,435	6,415
Construction work in progress	3,085	2,975
Property, Plant and Equipment, net	34,959	34,597
Regulatory assets - noncurrent	1,610	1,562
Goodwill and other intangibles	4,884	4,930
Price risk management assets - noncurrent	437	319
Other noncurrent assets	333	312
Total Assets	$48,921	$48,864

Liabilities and Equity
Short-term debt	$1,595	$1,466
Long-term debt due within one year	1,535	1,535
Accounts payable	1,128	1,356
Price risk management liabilities - current	1,073	1,126
Other current liabilities	1,886	1,960
Long-term debt	18,772	18,856
Deferred income taxes and investment tax credits	4,784	4,609
Price risk management liabilities - noncurrent	333	252
Accrued pension obligations	1,457	1,756
Asset retirement obligations	739	739
Regulatory liabilities - noncurrent	987	992
Other noncurrent liabilities	596	589
Common stock and additional paid-in capital	9,487	9,440
Earnings reinvested	6,860	6,462
Accumulated other comprehensive loss	(2,311)	(2,274)
Total Liabilities and Equity	$48,921	$48,864

(a)	The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended March 31,
	2015	2014

Operating Revenues
Utility	$2,214	$2,162
Unregulated wholesale energy (a)	521	(1,457)
Unregulated retail energy	310	348
Energy-related businesses	120	141
Total Operating Revenues	3,165	1,194

Operating Expenses
Operation
Fuel	604	758
Energy purchases (b)	321	(1,494)
Other operation and maintenance	668	668
Depreciation	293	300
Taxes, other than income	101	101
Energy-related businesses	111	138
Total Operating Expenses	2,098	471

Operating Income	1,067	723

Other Income (Expense) - net	95	(23)

Interest Expense	247	262

Income from Continuing Operations Before Income Taxes	915	438

Income Taxes	268	114

Income from Continuing Operations After Income Taxes	647	324

Income (Loss) from Discontinued Operations (net of income taxes)		(8)

Net Income	$647	$316

Earnings Per Share of Common Stock:
Income from Continuing Operations After Income Taxes Available to PPL Common Shareowners:
Basic	$0.97	$0.51
Diluted	$0.96	$0.50
Net Income Available to PPL Common Shareowners:
Basic	$0.97	$0.50
Diluted	$0.96	$0.49

Weighted-Average Shares of Common Stock Outstanding
(in thousands)
Basic	666,974	630,749
Diluted	668,732	663,939

(a) (b)

The period ended March 31, 2014 includes significant realized and unrealized losses on physical and financial commodity sales contracts due to the unusually cold weather experienced in the first quarter of 2014.

The period ended March 31, 2014 includes significant realized and unrealized gains on physical and financial commodity purchase contracts due to the unusually cold weather experienced in the first quarter of 2014.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Three Months Ended March 31,
	2015	2014
Cash Flows from Operating Activities
Net income	$647	$316
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	293	305
Amortization	57	60
Defined benefit plans - expense	28	21
Deferred income taxes and investment tax credits	124	(26)
Unrealized (gains) losses on derivatives, and other hedging activities	(90)	241
Adjustment to WPD line loss accrual		65
Stock compensation expense	28	28
Other	4	5
Change in current assets and current liabilities
Accounts receivable	(143)	(185)
Accounts payable	(139)	93
Unbilled revenues	111	(33)
Fuel, material and supplies	149	96
Taxes payable	44	126
Other current liabilities	(172)	(59)
Other	(43)	(60)
Other operating activities
Defined benefit plans - funding	(271)	(135)
Other	46	73
Net cash provided by operating activities	673	931
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(942)	(892)
Expenditures for intangible assets	(20)	(16)
Purchases of nuclear plant decommissioning trust investments	(43)	(32)
Proceeds from the sale of nuclear plant decommissioning trust investments	38	27
Proceeds from the receipt of grants		56
Net increase in restricted cash and cash equivalents	(10)	(334)
Other investing activities	(13)	8
Net cash used in investing activities	(990)	(1,183)
Cash Flows from Financing Activities
Retirement of long-term debt	(1)	(239)
Issuance of common stock	35	15
Payment of common stock dividends	(250)	(234)
Net increase in short-term debt	133	878
Other financing activities	(14)	(28)
Net cash provided by (used in) financing activities	(97)	392
Effect of Exchange Rates on Cash and Cash Equivalents	(2)	14
Net Increase (Decrease) in Cash and Cash Equivalents	(416)	154
Cash and Cash Equivalents at Beginning of Period	1,751	1,102
Cash and Cash Equivalents at End of Period	$1,335	$1,256

Key Indicators (Unaudited)

	12 Months Ended
	March 31,
Financial	2015	2014

Dividends declared per share of common stock	$1.49	$1.475
Book value per share (a)(b)	$21.02	$20.14
Market price per share (a)	$33.66	$33.14
Dividend yield	4.4%	4.5%
Dividend payout ratio (c)	48.2%	92.2%
Dividend payout ratio - earnings from ongoing operations (c)(d)	69.3%	58.1%
Price/earnings ratio (c)	10.9	20.7
Price/earnings ratio - earnings from ongoing operations (c)(d)	15.7	13.0
Return on average common equity	15.1%	8.6%
Return on average common equity - earnings from ongoing operations (d)	10.5%	13.9%

(a)	End of period
(b)	Based on 667,713 and 631,417 shares of common stock outstanding (in thousands) at March 31, 2015 and March 31, 2014.
(c)	Based on diluted earnings per share.
(d)	2015 was calculated using regulated utility earnings from ongoing operations. The calculation includes nine months of earnings from 2014 that were adjusted for Supply segment earnings and the impact of dissynergies related to the spinoff of PPL Energy Supply. 2014 was calculated using actual earnings from ongoing operations and was not adjusted for such items. Regulated earnings from ongoing operations and earnings from ongoing operations are non-GAAP financial measures that include adjustments described in the text and tables of this news release.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended March 31,
			Percent
(GWh)	2015	2014	Change

Domestic Retail Delivered
PPL Electric Utilities	10,661	10,630	0.3%
LKE	8,296	8,495	(2.3%)
Total	18,957	19,125	(0.9%)

Domestic Retail Supplied (a)
PPL EnergyPlus	3,805	3,777	0.7%
LKE	8,296	8,495	(2.3%)
Total	12,101	12,272	(1.4%)

International Delivered
United Kingdom	20,793	21,015	(1.1%)

Domestic Wholesale
PPL EnergyPlus - East	12,821	15,747	(18.6%)
PPL EnergyPlus - West	678	1,379	(50.8%)
LKE (b)	684	730	(6.3%)
Total	14,183	17,856	(20.6%)

(a)	Represents GWh supplied by PPL EnergyPlus to PPL Electric Utilities as PLR, and to other retail customers in Pennsylvania, New Jersey, Montana, Delaware, Maryland, Ohio and Washington, D.C. Also includes GWh supplied by LKE to retail customers in Kentucky, Virginia and Tennessee.
(b)	Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings (Loss) to Regulated Utility Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

1st Quarter 2015	(millions of dollars)
	U.K.	Kentucky	Pennsylvania	Corporate
	Regulated	Regulated	Regulated	and Other	Supply		Total
Reported Earnings (Loss)	$375	$109	$87	$(19)		$95	$647
Special Items (expense) benefit:
Foreign currency-related economic hedges	37						37
Spinoff of PPL Energy Supply:
Supply segment earnings						95	95
Employee transitional services				(2)			(2)
Transition and transaction costs				(3)			(3)
Separation benefits				(1)			(1)
Other:
WPD Midlands acquisition-related adjustment	2						2
Total Special Items	39			(6)		95	128
Regulated Utility Earnings from Ongoing Operations	$336	$109	$87	$(13)	$		$519

	(per share - diluted)
	U.K.	Kentucky	Pennsylvania	Corporate
	Regulated	Regulated	Regulated	and Other	Supply		Total
Reported Earnings (Loss)	$0.56	$0.16	$0.13	$(0.03)		$0.14	$0.96
Special Items (expense) benefit:
Foreign currency-related economic hedges	0.06						0.06
Spinoff of PPL Energy Supply:
Supply segment earnings						0.14	0.14
Transition and transaction costs				(0.01)			(0.01)
Total Special Items	0.06			(0.01)		0.14	0.19
Regulated Utility Earnings from Ongoing Operations	$0.50	$0.16	$0.13	$(0.02)	$		$0.77

Reconciliation of Segment Reported Earnings (Loss) to Regulated Utility Earnings from Ongoing Operations (Adjusted)
(After-Tax)
(Unaudited)

1st Quarter 2014	(millions of dollars)
	U.K.	Kentucky	Pennsylvania	Corporate
	Regulated	Regulated	Regulated	and Other	Supply		Total
Reported Earnings (Loss)	$206	$107	$85	$(7)		$(75)	$316
Special Items (expense) benefit:
Foreign currency-related economic hedges	(6)						(6)
Spinoff of PPL Energy Supply:
Supply segment earnings (b)						(75)	(75)
Other:
Change in WPD line loss accrual	(52)						(52)
Total Special Items	(58)					(75)	(133)
Dissynergies related to the spinoff of PPL Energy Supply (c)
Indirect operation and maintenance				(14)			(14)
Interest expense				(7)			(7)
Depreciation				(2)			(2)
Total dissynergies related to the spinoff of PPL Energy Supply				(23)			(23)
Regulated Utility Earnings from Ongoing Operations (Adj.)	$264	$107	$85	$(30)	$		$426

	(per share - diluted) (a)
	U.K.	Kentucky	Pennsylvania	Corporate
	Regulated	Regulated	Regulated	and Other	Supply		Total
Reported Earnings (Loss)	$0.32	$0.16	$0.13	$(0.01)		$(0.11)	$0.49
Special Items (expense) benefit:
Foreign currency-related economic hedges	(0.01)						(0.01)
Spinoff of PPL Energy Supply:
Supply segment earnings (b)						(0.11)	(0.11)
Other:
Change in WPD line loss accrual	(0.08)						(0.08)
Total Special Items	(0.09)					(0.11)	(0.20)
Dissynergies related to the spinoff of PPL Energy Supply (c)
Indirect operation and maintenance				(0.02)			(0.02)
Interest expense				(0.01)			(0.01)
Total dissynergies related to the spinoff of PPL Energy Supply				(0.03)			(0.03)
Regulated Utility Earnings from Ongoing Operations (Adj.)	$0.41	$0.16	$0.13	$(0.04)	$		$0.66

(a)	The "If-Converted Method" has been applied to PPL's 2011 Equity Units, resulting in $9 million of interest charges (after-tax) being added back to earnings and approximately 32 million shares of PPL Common Stock being treated as outstanding. Both adjustments are only for purposes of calculating diluted earnings per share.
(b)	To remove Supply segment earnings as the segment is expected to be disposed of as a result of the announced spinoff of PPL Energy Supply.
(c)	Represents 2014 costs allocated to the Supply segment that will remain with PPL after the expected spinoff of PPL Energy Supply, if left unmitigated.

Reconciliation of Supply Segment Reported Earnings (Loss) to Supply Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

	1st Quarter 2015		1st Quarter 2014
	(Millions of Dollars)	(Per Share- Diluted)	(Millions of Dollars)	(Per Share- Diluted)

Supply Reported Earnings (Loss)	$95	$0.14	$(75)	$(0.11)
Special Items (expense) benefit:
Adjusted energy-related economic activity, net	27	0.03	(139)	(0.20)
Kerr Dam Project impairment			(10)	(0.02)
Corette closure costs	(3)
Spinoff of PPL Energy Supply:
Transition costs	(1)
Employee transitional services	(1)
Total Special Items	22	0.03	(149)	(0.22)
Supply Earnings from Ongoing Operations	$73	$0.11	$74	$0.11

Reconciliation of Segment Reported Earnings (Loss) to Regulated Utility Earnings from
Ongoing Operations (Adjusted)
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2014	(per share - diluted) (a)
	U.K.	Kentucky	Pennsylvania	Corporate
	Regulated	Regulated	Regulated	and Other	Supply		Total
Reported Earnings (Loss)	$1.48	$0.47	$0.39	$(0.19)		$0.46	$2.61
Special Items (expense) benefit:
Foreign currency-related economic hedges	0.19						0.19
Spinoff of PPL Energy Supply:
Supply segment earnings (b)						0.46	0.46
Change in tax valuation allowances				(0.07)			(0.07)
Transition and transaction costs				(0.02)			(0.02)
Separation benefits				(0.02)			(0.02)
Other:
Change in WPD line loss accrual	(0.08)						(0.08)
Separation benefits - bargaining unit voluntary program			(0.01)				(0.01)
Total Special Items	0.11		(0.01)	(0.11)		0.46	0.45
Dissynergies related to the spinoff of PPL Energy Supply: (c)
Indirect operation and maintenance				(0.07)			(0.07)
Interest expense				(0.05)			(0.05)
Depreciation				(0.01)			(0.01)
Total dissynergies related to the spinoff of PPL Energy Supply				(0.13)			(0.13)
Regulated Utility Earnings from Ongoing Operations (Adj.)	$1.37	$0.47	$0.40	$(0.21)	$		$2.03

(a) The "If-Converted Method" has been applied to PPL's 2011 Equity Units prior to settlement, resulting in $9 million of interest charges (after-tax) being added back to earnings and approximately 11 million shares of PPL Common
Stock being treated as outstanding. Both adjustments are only for purposes of calculating diluted earnings per share.

(b) To remove Supply segment earnings as the segment is expected to be disposed of as a result of the announced spinoff of PPL Energy Supply.

(c) Represents 2014 costs allocated to the Supply segment that will remain with PPL after the expected spinoff of PPL Energy
Supply, if left unmitigated.